Exhibit 10.5

Basic Transaction Agreement

June 15, 2018

(A)

3-2-11 Mitejima, Nishiyodogawa-ku, Osaka City

Daifuku Co., Ltd.

Representative Director and President: Hiroshi Shimodai (Company chop)

(B)

2nd Floor, Nitdochi Building, 1-4-1 Kasumigaseki, Chiyoda-ku, Tokyo, 100-013

PicoCELA Inc.

Representative Director: Hiroshi Furukawa(Company chop)

Daifuku Co., Ltd. (hereinafter referred to as “Party A”) and PicoCELA Inc. (hereinafter referred to as “Party B”) agree on the basic terms and conditions related to transactions where Party A is the purchaser and Party B is the seller, as follows:

Article 1	(Basic Principles)

1	Party A and Party B shall respect mutual interests and conduct transactions in accordance with the principles of good faith and sincerity. This contract shall be considered individually entered into between each Party A entity and Party B, and no Party A entity shall provide any guarantee or the like for other Party A entities.

2	Party A and Party B shall comply with relevant laws and regulations and properly perform this contract and individual contracts.

Article 2	(Terms)

The contract terms attached to this agreement (hereinafter referred to simply as “terms”) shall be considered part of this contract. In case of any discrepancy between the provisions of this contract and the terms, the provisions of the terms shall prevail. Furthermore, if there is a conflict between the provisions of this contract (including the terms) and individual contracts, the provisions of the individual contracts shall prevail.

Article 3	(Definitions)

The terms used in this contract shall be interpreted according to the following:

(1)	“Subject Matter” refers to parts, products, and other items provided by Party B to Party A under individual contracts, or, if the purpose of the contract is the provision of services, items created by those services, as well as associated or included products, documents, or storage media.

(2)	“Lent Items” refers to machinery, vehicles, tools, molds, drawings, technical documents, software, or other items lent by Party A to Party B with Party B’s prior consent for the performance of individual contracts.

(3)	“Delivery” refers to the state where Party B has delivered the Subject Matter to the delivery location specified in the individual contract, or, if the purpose of the contract is solely the provision of services without accompanying products, where the services have been completed and are in a state that can undergo acceptance inspection by Party A.

(4)	“Delivery Date” refers to the period or date by which the Subject Matter should be delivered to the location specified by Party A, as determined by mutual agreement between Party A and Party B for each individual contract.

Article 4	(Individual Contracts)

1	Contracts concerning individual transactions concluded between Party A and Party B based on this contract (hereinafter referred to as “individual contracts”) shall specify the order date, item name, specifications, unit price, quantity, amount, delivery date, delivery location, settlement date, settlement method, and other conditions.

2	Individual contracts shall be established by the exchange of individual contract documents between Party A and Party B, or by Party A issuing an order form to Party B and Party B accepting it. Parts of the conditions of individual contracts can be determined separately between Party A and Party B, apart from the individual contract documents or order forms.

Article 5	(Notifications)

1	Party B shall submit the following documents to Party A when concluding this contract:

(1)	Certificate of All Historical Matters (issued within one month)

(2)	Request for Transaction Payment Receipt

(3)	Notification of Payment Receipt Seal

(4)	Most recent tax return set or financial statements

(5)	Copies of documents proving that any required government or other approvals for the performance of individual contracts have been obtained.

2	If Party B is not a listed company, Party B shall promptly submit a business overview defined by Party A after each fiscal year. Additionally, if requested by Party A, Party B shall submit the most recent tax return or financial statements to Party A. Party B shall immediately notify Party A in writing of any changes in the contents of the documents submitted to Party A under this article.

Article 6	(Submission of Estimates)

Party B shall submit estimates to Party A upon request. Estimates shall, in principle, include detailed breakdowns.

Article 7	(Lent Items)

When Party A lends Lent Items to Party B, the method, period, fees, procedures, and the burden of repair and modification costs shall be determined through mutual agreement between Party A and Party B. Additionally, if Party B is lent Lent Items from Party A, Party B shall submit a receipt designated by Party A to Party A.

Article 8	(Handling of Lent Items)

1	Party B shall manage and store Lent Items with the care of a good manager, clearly distinguishing them in storage and accounting to avoid confusion with other items. Additionally, if Party A requests specific measures for the storage of Lent Items, such as attaching nameplates, Party B shall comply.

2	Party B shall not divert Lent Items for purposes other than the designated use, nor sublease, transfer, pledge, or otherwise dispose of them to third parties, except for re-lending Lent Items to subcontractors for the performance of individual contracts, with Party A’s consent under Article 24, Paragraph 1.

3	Party B shall return Lent Items to Party A or dispose of or erase them in a manner that prevents reuse, viewing, etc., immediately after the end of the lending period, the termination of this contract or individual contracts, in accordance with Party A’s instructions.

4	Party A may inspect the storage and operation status of Lent Items by entering Party B’s factories, work sites, offices, etc., in consultation with Party B. If Party A demonstrates legitimate reasons for the inspection, Party B shall not unreasonably refuse Party A’s entry to the locations specified in this paragraph.

5	If Lent Items lent by Party A are seized or otherwise possessed by a third party, or if there is a risk of such, Party B shall prove to the third party that the Lent Items are not owned by Party B.

6	If Party A deems it necessary, Party B shall insure Lent Items against fire or other perils at Party A’s expense. The insurance details shall be determined through mutual agreement between Party A and Party B.

Article 9	(Loss, Damage, etc., of Lent Items)

1	If Lent Items are lost, damaged, or altered, Party B shall immediately notify Party A.

2	If the loss, damage, or alteration of Lent Items is attributable to Party B, Party B shall repair, replace, or compensate for the damage at its own expense according to Party A’s instructions.

Article 10	(Supplied Materials)

1	Party B shall procure materials at its own discretion and expense.

2	In any of the following cases, Party A may, after consulting with Party B, supply raw materials, goods, products, semi-finished products, etc. (hereinafter referred to as “supplied materials”) to Party B either for a fee or free of charge:

(1)	When it is necessary to maintain the quality, performance, and specifications of the object of the individual contract.

(2)	When Party B requests it from Party A, and Party A deems it justified.

3	When Party B receives the supplied materials from Party A, it shall inspect them without delay and submit a receipt to Party A. If Party B discovers any defects in the supplied materials through inspection or during manufacturing, Party A shall either repair or replace the supplied materials at its own responsibility and expense. However, if the defects are due to Party B’s fault, Party B shall bear the cost.

4	The ownership of the supplied materials shall be in accordance with the following items:

(1)	The ownership of the supplied materials provided free of charge, as well as the work-in-progress and finished products manufactured with these materials, shall belong to Party A.

(2)	In the case of supplied materials provided for a fee, as well as the work-in-progress and finished products manufactured with these materials that do not contain any free-of-charge supplied materials, if the payment for the supplied materials is made before the delivery of the finished products to Party A, the ownership of the supplied materials shall belong to Party B from the time the full payment for the supplied materials is made to Party A until the delivery of the finished products to Party A.

(3)	In the event that the full payment for the supplied materials is not made from Party B to Party A before the delivery of the finished products, and after the delivery of the finished products, Party A shall have ownership of these supplied materials provided for a fee, work-in-progress, and finished products.

5	The handling of leftover materials, scrap, chips, etc. generated from the supplied materials shall be determined through consultation between Party A and Party B.

6	Party B shall store and manage the supplied materials with the care of a good manager, distinguish them from other materials both in storage and in records to avoid confusion, and keep the status clear.

7	Party B shall not use the supplied materials for purposes other than this contract, nor re-supply, transfer, pledge, or otherwise dispose of them to third parties. However, Party B may re-supply the materials to subcontractors who have obtained Party A’s consent according to Article 24, Paragraph 1, for the purpose of fulfilling individual contracts, provided that prior written consent from Party A is obtained for such re-supply.

8	Upon termination of this contract or any individual contract, Party B shall immediately return the supplied materials owned by Party A to Party A, or dispose of or erase them in a manner that prevents regeneration or viewing, in accordance with Party A’s instructions and procedures.

9	When Party B re-supplies the supplied materials to subcontractors with Party A’s consent, Party B shall obtain a written agreement from the subcontractors that they will assume the same obligations as those assumed by Party B under this Article and submit a copy of the written agreement to Party A.

10	Party A may, after consulting with Party B, inspect the storage conditions of the supplied materials and the work conditions at Party B’s factories, work sites, offices, etc. If Party A provides a valid reason for such inspection, Party B may not unreasonably refuse Party A’s entry to the specified locations.

11	11. If the supplied materials and the work-in-progress or finished products made from them are seized or occupied by third parties, or are at risk of such seizure or occupation, Party B shall prove to the third party that the supplied materials are not owned by Party B. However, this does not apply to supplied materials owned by Party B.

12	12. Party B shall immediately notify Party A if the supplied materials are lost, damaged, or deteriorated.

13	13. If the loss, damage, or deterioration mentioned in the previous paragraph is due to Party B’s fault, Party B shall follow Party A’s instructions and bear the cost of repair, replacement, or compensation for damages.

Article 11	(Delivery Dates)

1	Party B shall strictly adhere to the delivery dates specified in individual contracts.

2	If Party B intends to deliver the Subject Matter before the delivery date or in installments, Party B shall obtain prior approval from Party A and follow Party A’s instructions.

3	If there is a risk of delay in the delivery of the Subject Matter, Party B shall promptly notify Party A of the reasons and the expected delivery date, and consult with Party A regarding subsequent measures. Except for reasons not attributable to Party B, such notification shall not exempt Party B from liability for delay.

4	If the delivery of the Subject Matter is delayed due to reasons attributable to Party B, Party B shall pay Party A liquidated damages at an annual rate of 14.6% of the contract amount, proportional to the number of days of delay.

Article 12	(Delivery and Inspection)

1	Party B shall deliver the Subject Matter in accordance with individual contracts. Party B shall comply with Party A’s packaging methods, delivery units, and packaging units unless otherwise agreed.

2	Acceptance inspections of the Subject Matter shall be conducted as follows:

(1)	Party A shall promptly inspect the delivered Subject Matter according to the predetermined inspection methods agreed upon by Party A and Party B. These methods include Party A’s or Party B’s standard specifications, standards, and inspection methods for individual transactions.

(2)	Party A shall notify Party B in writing of the acceptance results within five business days after the delivery of the Subject Matter. If the Subject Matter is rejected, Party A shall promptly notify Party B. If Party A does not notify Party B of the acceptance results within the specified period, the Subject Matter shall be deemed accepted.

(3)	If the Subject Matter is rejected, Party B shall promptly repair, replace, or deliver missing items according to Party A’s instructions. Party B shall also investigate the cause of the rejection, clarify the countermeasures, and notify Party A in writing for approval.

Article 13	(Quality Control)

Party B shall comply with the following items for quality control of the Subject Matter:

(1)	Designate a quality control manager to maintain and improve quality, and notify Party A.

(2)	Implement appropriate quality control measures for processes to ensure the required quality and maintain good quality.

Article 14	(Return of Nonconforming Goods and Excess Deliveries)

1	If nonconforming goods or excess deliveries occur in the Subject Matter, Party B shall collect them within the period specified by Party A.

2	If Party B does not collect the nonconforming goods or excess deliveries within the specified period, Party A may return them to Party B. The costs of returning, including freight, shall be borne by Party B.

3	If nonconforming goods or excess deliveries are damaged, lost, or altered while being stored by Party A after the specified period, the damage shall be borne by Party B.

Article 15	(Price Reduction)

If the result of the acceptance inspection specified in Article 12, paragraph 2, item 1, finds that the Subject Matter is nonconforming but minor, and both Party A and Party B acknowledge that it can be used with Party A’s ingenuity, Party A may reduce the contract amount and take delivery of it. The amount of the price reduction shall be determined through consultation between Party A and Party B.

Article 16	(Transfer of Ownership of the Subject Matter)

The Subject Matter shall be deemed to have been delivered from Party B to Party A and its ownership transferred from Party B to Party A at the time when any of the following conditions are met:

(1)	When the Subject Matter passes the acceptance inspection specified in Article 12, paragraph 2, item 1.

(2)	When the price reduction specified in Article 15 is applied.

(3)	When the Subject Matter, which is divided for delivery as stipulated in the individual contract, is delivered, and the portion of the divided delivery passes the acceptance inspection specified in Article 12, paragraph 2, item 1. However, in this case, only the delivered portion shall be deemed to have been delivered from Party B to Party A, and its ownership transferred from Party B to Party A.

Article 17	(Payment)

1	Payment of the individual contract price shall be made according to the following items:

(1)	The payment method of the individual contract price shall be in accordance with the “Regarding Payment Methods” separately delivered by Party A to Party B or the individual contract, with the individual contract taking precedence in case of discrepancies.

(2)	The “Regarding Payment Methods” specified in the preceding item shall be delivered by Party A to Party B every April.

(3)	Party A shall deliver a statement of payment details for the month to Party B by the 10th of each month.

(4)	When Party B receives the statement of payment details specified in the preceding item, it shall be deemed that Party B has made a claim with the same content as the statement, and no further submission of invoices is required.

(5)	If Party B has doubts about the content of the statement of payment details specified in item 3 or has not received the statement, Party B shall immediately notify Party A.

(6)	When Party A receives the notification specified in the preceding item from Party B, it shall promptly investigate and notify Party B of the results, and Party A and Party B shall cooperate to resolve the issue.

(7)	If there are special circumstances regarding payment for either Party A or Party B, they shall separately determine the payment method through mutual consultation.

2	If set-off regarding the individual contract price is performed, it shall be according to the following items:

(1)	Party A may set off against the monetary claims it has against Party B, such as paid advances and other payments to be received from Party B, with the amount equivalent to the payment obligations it has to Party B.

(2)	When performing the set-off specified in the preceding item, Party A shall deliver a set-off statement to Party B along with the payment statement.

(3)	If Party B has doubts about the content of the set-off statement specified in the preceding item or has not received the statement, Party B shall immediately notify Party A.

(4)	When Party A receives the notification specified in the preceding item from Party B, it shall promptly investigate and notify Party B of the results, and Party A and Party B shall cooperate to resolve the issue.

(5)	If there are special circumstances regarding the set-off for either Party A or Party B, they shall separately determine the method of set-off through mutual consultation.

(6)	Notwithstanding the provisions of each item in this paragraph, if the individual contract falls under a subcontract transaction as defined by the Act on Prevention of Delay in Payment of Subcontract Proceeds, etc. to Subcontractors, Party A shall not perform a set-off in violation of the provisions of said Act.

Article 18	(Product Safety)

1	If Party B believes that safety issues may arise in the Subject Matter due to Party A’s instructions, Party B shall notify Party A in writing.

2	If Party A is claimed or sued by Party A’s customers or other third parties for damages caused by or related to defects in the Subject Matter, Party A shall promptly notify Party B in writing of the details of the claim or lawsuit. Party B shall be obligated to cooperate as much as possible with Party A in resolving the dispute.

3	If an accident occurs to Party A’s customers or other third parties due to or related to defects in the Subject Matter, Party A may request Party B’s cooperation in investigating the cause of the accident. In such cases, Party B shall be obligated to cooperate with Party A’s accident investigation as much as possible.

4	If an accident caused by or related to defects in the Subject Matter results in damages to Party A, Party A’s customers, or other third parties, the responsibility for compensation shall be determined through mutual consultation between Party A and Party B. If Party A compensates the victim for damages, Party A may claim compensation from Party B based on the responsibility ratio determined by mutual consultation.

5	Notwithstanding the provisions of each paragraph of this article, if the defect in the Subject Matter is due to Party A’s instructions and Party B is not negligent in causing the defect, Party A shall bear responsibility for damages suffered by Party A, Party A’s customers, or other third parties.

6	If it is determined that the Subject Matter or products using the Subject Matter may harm human life, body, or property, Party A shall consult with Party B about recalling the product and implement the recall. The cost of the recall shall be determined through mutual consultation between Party A and Party B.

7	To ensure the performance of compensation obligations specified in individual contracts, Party B shall take appropriate measures such as insuring the Subject Matter with product liability insurance, considering the nature of the Subject Matter.

Article 19	(Management of Drawings, etc.)

1	Party B shall manage and store drawings, specifications, standards, and other documents lent by Party A with the care of a good manager and shall not lend or show them to third parties without prior written consent from Party A.

2	If Party B has doubts about the instructions in Party A’s drawings, specifications, standards, or other instructions, Party B shall consult with Party A and follow Party A’s instructions.

Article 20	(Quality Assurance)

1	Regarding the quality of the Subject Matter, Party A and Party B shall comply with the following items:

(1)	Party B shall establish a consistent quality management system for the design, manufacture, material selection, etc., of the Subject Matter and guarantee to Party A that the quality specifications presented to Party A are met.

(2)	Party A may investigate the quality management situation when deemed necessary, and if deficiencies or inadequacies are found, Party A may request Party B to make improvements.

(3)	If requested by Party A, Party B shall submit inspection certificates or quality assurance certificates for the Subject Matter to Party A.

(4)	If hidden defects attributable to Party B occur or are discovered within 12 months after the delivery of the Subject Matter, Party B shall, at Party A’s request, deliver substitutes, reduce the price, repair the defects, or bear the cost of repairs performed by Party A or compensate Party A for damages caused by the defects. The scope and amount of damages shall be determined through mutual consultation between Party A and Party B.

(5)	If the individual contract is a subcontract transaction, the period during which Party A can return the Subject Matter due to defects shall be one year from delivery if the warranty period with Party A’s customer exceeds six months, and six months if the warranty period with Party A’s customer is within six months. If the Subject Matter is a consumable, the following applies:

(i)	Consumables are items that degrade in quality or shape due to use and are consumed in whole or in part, with a useful life not exceeding one year.

(ii)	If the Subject Matter is a consumable, the warranty period specified in this article shall be determined through mutual consultation between Party A and Party B based on the standard warranty period normally set by Party B when selling the Subject Matter or equivalent products to the general public.

(iii)	The application of items 1 and 2 of this clause is limited to cases where Party B provides Party A with evidence supporting that the Subject Matter is a consumable and the standard warranty period, and Party A acknowledges that the Subject Matter is a consumable.

2	Even after the warranty period specified in this article has elapsed, if defects in the Subject Matter caused by Party B’s intent or gross negligence are discovered, Party B shall repair or replace the Subject Matter according to Party A’s instructions. Party B shall be responsible for compensating for any damages caused to Party A. However, this does not apply to subcontract transactions.

Article 21	(Risk Burden)

Loss, damage, reduction, alteration, or any other damage to the Subject Matter that occurs before the transfer of ownership shall be borne by Party B, except for those attributable to Party A. Any such damages occurring after the transfer of ownership shall be borne by Party A, except for those attributable to Party B.

Article 22	(Prohibition of Manufacture and Sale)

Party B shall not manufacture or sell products using Party A’s drawings, specifications, standards, etc., to third parties without prior written consent from Party A.

Article 23	(Intellectual Property Rights)

1	If inventions, creations, or designs (hereinafter referred to as “inventions, etc.”) related to the Subject Matter or manufacturing methods developed using Party A’s drawings, specifications, standards, etc., are made, and if Party B applies for the registration of patents, utility models, designs, or trademarks (hereinafter referred to as “industrial property rights”) for these inventions, etc., Party B shall notify Party A and obtain prior written consent from Party A. However, this does not apply to inventions, etc., created independently by Party B without using Party A’s confidential information.

2	Party B shall respond to Party A’s reasonable requests to transfer the industrial property rights and copyrights (including the rights specified in Articles 27 and 28 of the Copyright Act) for documents, drawings, photographs, computer programs, etc., to Party A or Party A’s designated person. The conditions, including consideration for the transfer, shall be determined through mutual consultation.

3	The ownership of intellectual property rights for inventions, etc., jointly made by Party A and Party B shall be determined through mutual consultation based on the contribution to development.

4	If a dispute over intellectual property rights arises between Party A and a third party concerning the Subject Matter, Party A or Party B, or both, shall promptly notify the other party and resolve the dispute with the appropriate burden of responsibility.

Article 24	(Performance Obligations)

1	Party B may delegate the performance of all or part of its obligations under this contract and individual contracts to third parties with prior written consent from Party A. In such cases, Party B shall impose the same obligations on the subcontractors as those Party B owes under this contract and individual contracts.

2	Even if Party B delegates the performance of its obligations under this contract and individual contracts to third parties, Party B shall not be relieved of its performance obligations under this contract and individual contracts.

Article 25	(Transfer of Rights and Obligations)

Party A and Party B shall not transfer or pledge any rights or obligations arising from individual contracts to third parties without the prior written consent of the other party.

Article 26	(Measures in Case of Supply Difficulty)

1	If it becomes difficult for Party B to supply products continuously to Party A due to model changes, discontinuation, production stoppage, or other reasons, or if it is anticipated that it will become impossible to repair the Subject Matter, Party B shall notify Party A at least six months in advance along with the following information:

(1)	Name of the discontinued part

(2)	Manufacturer

(3)	Applicable models

(4)	Reason for discontinuation

(5)	Discontinuation date

(6)	Last order date

(7)	End of maintenance/service date

(8)	End of repair date

(9)	Provision of substitute products (including new development proposals)

2	Based on the notification in the preceding paragraph, Party A and Party B shall consult in good faith to determine measures and periods for dealing with the difficult-to-supply products.

Article 27	(Termination)

Party A and Party B may terminate this contract at any time by giving written notice to the other party with a three-month grace period.

Article 28	(Effectiveness of Individual Contracts)

Even if this contract is terminated, canceled, or rescinded, any unperformed obligations of Party A or Party B shall remain valid for the unperformed portion of the individual contracts.

Article 29	(Notification Obligations)

Party B shall promptly notify Party A if any of the following events occur:

(1)	When any of the items in Article 30, paragraph 1, occur.

(2)	When business related to the transaction is transferred or received.

(3)	When there are important changes in address, representative, trade name, or other important matters for the transaction.

Article 30	(Contract Cancellation)

1	Party A may suspend or cancel all or part of this contract and individual contracts without any notice if any of the following events occur:

(1)	If Party B violates any provision of this contract or individual contracts, and the violation is not remedied within one week after notice from Party A.

(2)	If Party B does not perform an individual contract by the due date without a valid reason, or if it is unlikely to perform.

(3)	If Party A deems that the performance of the contract is difficult due to disasters, labor disputes, or other natural disasters.

(4)	If Party B is subjected to transaction suspension measures by financial institutions.

(5)	If Party B is subjected to business suspension, cancellation, or other measures by supervisory authorities.

(6)	If Party B is subjected to compulsory execution, provisional execution, or auction by a third party.

(7)	If Party B is subjected to tax delinquency notices, seizures, or provisional seizures for unpaid taxes.

(8)	If bankruptcy, civil rehabilitation, or company reorganization proceedings, special liquidation, or other legal insolvency proceedings are filed by or against Party B.

(9)	If Party B’s financial condition deteriorates, leading to concerns about insolvency.

(10)	If Party B merges with another company or transfers all or part of its business rights without notifying Party A.

(11)	If Party B decides to dissolve or undergoes significant changes in its management structure.

(12)	If Party B or its agents or employees engage in fraudulent acts or obstruct Party A’s employees in performing their duties.

(13)	If there are reasonable grounds for Party A to judge that any of the above items are likely to occur.

2	In the event that any of the items in the preceding paragraph occur, Party B’s debts to Party A shall lose the benefit of time, and Party B shall immediately repay Party A in cash. Party A may also claim compensation for damages incurred from Party B if Party A cancels the contract due to reasons attributable to Party B or if Party B violates the contract.

3	If Party B falls under any of the items in paragraph 1, Party A may request the return of Lent Items, provided materials, and other property owned by Party A that is in Party B’s possession (hereinafter referred to as “Party A’s property, etc.”). Upon receiving such a request, Party B shall immediately return Party A’s property, etc., to Party A. If Party B does not return Party A’s property, etc., despite Party A’s request, Party B shall agree in advance to Party A’s entry into Party B’s factories, work sites, offices, etc., to retrieve Party A’s property, etc.

Article 31	(Post-Contract Measures)

1	If this contract or individual contracts are canceled under Article 30, paragraph 1, Party B shall immediately return Party A’s property, etc., related to the canceled contracts to Party A. The procedure for this shall follow the provisions of paragraph 3 of the preceding article.

2	If this contract or individual contracts are terminated, Party A may prioritize purchasing the Subject Matter, materials, and work-in-progress related to the individual contracts under Party B’s control or management over third parties. The purchase price shall be determined through mutual consultation between Party A and Party B.

3	When Party B delivers the Subject Matter to Party A based on the preceding paragraph, if Party A deems Party B’s equipment, drawings, tools, etc., necessary for the completion of the Subject Matter, Party B shall lend them to Party A. The rental fee shall be determined through mutual consultation between Party A and Party B.

Article 32	(Surviving Obligations)

The following clauses shall remain in effect even after the termination of this contract or individual contracts:

(1)	Article 18

(2)	Article 19

(3)	Article 20

(4)	Article 22

(5)	Article 23

(6)	Article 36

Article 33	(Consultation for Resolution)

Party A and Party B shall resolve any doubts regarding the interpretation of this contract or matters not stipulated by this contract through mutual consultation in accordance with commercial practices and the basic principles of Article 1.

Article 34	(Jurisdiction)

Any disputes related to this contract and individual contracts shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 35	(Validity Period)

This contract shall be effective from the time of signing until the following March 31. If neither Party A nor Party B requests changes or termination at least three months before the expiration of the validity period, this contract shall be extended for another year under the same conditions, and the same shall apply thereafter.

Article 36	(Elimination of Antisocial Forces)

1	Party A and Party B represent and warrant to each other as follows:

(1)	Neither Party nor its officers are antisocial forces (meaning organized crime groups as defined by the Act on Prevention of Unjust Acts by Organized Crime Group Members, and related organizations), nor have they been in the past.

(2)	Neither Party nor its officers utilize antisocial forces.

(3)	Neither Party nor its officers provide funds or convenience to antisocial forces, nor engage in activities that support the maintenance and operation of antisocial forces.

(4)	Neither Party nor its officers have any socially reprehensible relationship with antisocial forces.

(5)	Neither Party uses violence, fraud, or threatening language, damages the honor or credit of the other Party, nor interferes with the other Party’s business.

2	Party B shall ensure that its subcontractors and suppliers also comply with the provisions of the preceding paragraph.

3	If either Party violates the preceding two paragraphs, the other Party may immediately terminate all or part of this contract and individual contracts without any notice. In such cases, the provisions of Article 30, paragraph 2, and Article 31 shall apply mutatis mutandis as post-termination measures. However, this does not prevent the terminating Party from exercising its right to claim compensation for damages.

4	If either Party terminates all or part of this contract and individual contracts under the preceding paragraph, neither Party shall be liable to compensate for any damages incurred by the other Party.

As evidence of the conclusion of this contract, two copies of this document shall be prepared, and each party, Party A and Party B, shall retain one copy, duly signed and sealed.

Non-Disclosure Agreement Terms

Article 1	(Purpose)

This “Non-Disclosure Agreement Terms” (hereinafter referred to as “these Terms”) stipulates the confidentiality obligations regarding transactions between Daifuku Co., Ltd. (including its subsidiaries when they are parties to this Agreement, hereinafter referred to as “Party A”) and the contractor (hereinafter referred to as “Party B”) in the contract related to the attached basic contract (hereinafter referred to as “this Agreement”). Hereinafter, the party receiving information shall be referred to as the “Recipient” and the party disclosing information shall be referred to as the “Discloser.”

Article 2	(Definition of Confidential Information)

1	Confidential Information under these Terms refers to all tangible and intangible information related to the Discloser that the Recipient has received or become aware of until the conclusion of this Agreement and individual contracts, or in the process of executing this Agreement and individual contracts. This includes, but is not limited to, the following information:

(1)	All tangible and intangible information and related technical knowledge that the Recipient becomes aware of through orders, drawings, specifications, standards, computer data files, films, photos, and programs provided or disclosed by the Discloser.

(2)	All information that the Recipient becomes aware of through communication over public lines from the Discloser’s computer, output device, or other equipment, and all related information.

(3)	All information that the Recipient becomes aware of at the Discloser’s factories, offices, or work locations.

(4)	Information marked as confidential.

(5)	Information disclosed verbally or visually that is communicated as confidential at the time of disclosure and subsequently notified in writing or via email as confidential within 30 days of disclosure.

2	The following information is not considered Confidential Information under this Article:

(1)	Information that was already public knowledge at the time it was disclosed to or known by the Recipient.

(2)	Information that became public knowledge after being disclosed to or known by the Recipient without the Recipient’s fault.

(3)	Information that the Recipient can prove was already in their possession at the time it was disclosed to or known by them.

(4)	Information obtained from a third party with legitimate authority without an obligation of confidentiality.

(5)	Information independently developed by the Recipient without using the Confidential Information.

Article 3	(Confidentiality Obligations)

1	The Recipient shall strictly manage the Confidential Information with the care of a good manager and shall not disclose or leak it to any third party without prior written consent from the Discloser.

2	The Recipient shall not use the Confidential Information for any purpose other than the execution of individual contracts without prior written consent from the Discloser.

3	The Recipient shall not copy, reproduce, or adapt the Confidential Information without prior written consent from the Discloser.

Article 4	(Return of Confidential Information)

1	When this Agreement or individual contracts are terminated, the purpose of using the Confidential Information is completed, or the Discloser requests the return of documents and storage media containing the Confidential Information, the Recipient must promptly return such documents and storage media to the Discloser.

2	If it is not possible to return the documents and storage media containing the Confidential Information due to being stored in the Recipient’s computer, etc., the Recipient must delete or destroy the recorded Confidential Information in such a way that it cannot be reproduced, viewed, or restored by third parties.

Article 5	(Photography and Recording within Business Premises, etc.)

1	The Recipient shall not photograph or record the interior of the Discloser’s business premises, designated work locations, or the premises of the Discloser’s clients using cameras, videos, recording devices, etc. (hereinafter referred to as “Recording Devices”) without prior written consent from the Discloser.

2	The Recipient shall comply with the Discloser’s instructions regarding the handling of Recording Devices in the locations specified in the previous paragraph.

Article 6	(Access to Networks)

When accessing the Discloser’s file servers, intranet, or databases on groupware or computer networks, the Recipient must obtain prior consent from the Discloser and must not access beyond the agreed scope.

Article 7	(Measures for Employees and Subcontractors)

1	The Recipient shall not disclose Confidential Information to anyone other than its officers and employees (hereinafter referred to as “Employees”) who need to know it to execute this Agreement and individual contracts.

2	The Recipient shall ensure that Employees who come into contact with Confidential Information comply with the obligations owed to the Discloser under these Terms.

3	When subcontracting part or all of its obligations under individual contracts to a third party (hereinafter referred to as “Subcontractor”), the Recipient shall impose on the Subcontractor the same obligations owed to the Discloser under these Terms.

Article 8	(Responsibility for Handling)

1	The Recipient shall establish management standards for Confidential Information at its own discretion and manage the Confidential Information accordingly.

2	The Recipient shall appoint a person responsible for handling Confidential Information and notify the Discloser of their name and responsibilities.

3	If the person responsible for handling Confidential Information changes, the Recipient must immediately notify the Discloser.

Article 9	(Audits)

1	The Discloser may, with prior written consent from the Recipient, enter the Recipient’s business premises during normal business hours in the presence of the Recipient and audit the management status of the Confidential Information or have a third party designated by the Discloser conduct the audit.

2	The Recipient shall cooperate to the extent possible with the Discloser’s audit under the previous paragraph.

Article 10	(Measures for Violations)

If the Recipient violates the provisions of these Terms, the Recipient shall compensate the Discloser for any damages incurred and must comply with any necessary measures deemed appropriate by the Discloser.

Article 11	(Handling After Expiry of Transaction Contract)

The provisions of these Terms shall remain in effect for three years from the date this Agreement loses its validity.

Electronic Transaction Basic Agreement Terms

Article 1	(Purpose)

These “Electronic Transaction Basic Agreement Terms” (hereinafter referred to as “these Terms”) stipulate the supplementary conditions applicable to transactions (hereinafter referred to as “Electronic Transactions”) concluded through data exchange via communication lines between Daifuku Co., Ltd. (including its subsidiaries when they are parties to this Agreement, hereinafter referred to as “Party A”) and the contractor (hereinafter referred to as “Party B”) in the contract related to the attached basic contract (hereinafter referred to as “this Agreement”).

Article 2	(Order Method and Conclusion of Individual Contracts)

1	When Party A inputs order data into its designated computer (hereinafter referred to as “EDI Server”) in advance, and Party B accesses the EDI Server to obtain the order data, the order and the conclusion of the individual contract shall be as follows:

(1)	Orders from Party A shall be made by inputting order data into the EDI Server. However, if Party B is a subcontractor under the Act against Delay in Payment of Subcontract Proceeds, Etc. to Subcontractors (hereinafter referred to as “Subcontractor”), Party A shall input the order data into the EDI Server, and Party B shall record this in its electronic computer. In this case, Party B must check for the presence of order data in the EDI Server at reasonable intervals and immediately record the existence of order data in its electronic computer when confirmed.

(2)	The individual contract shall be concluded when Party A inputs the order data into the EDI Server and Party B sends a notice of acceptance to Party A.

2	In transactions where Party A places orders by sending order data to Party B via email, the order and the conclusion of the individual contract shall be as follows:

(1)	Orders from Party A shall be made by sending order data to Party B via email. However, if Party B is a Subcontractor, Party A shall send the order data to Party B via email, and Party B shall record this in its electronic computer. In this case, Party B must confirm the receipt of the email at reasonable intervals.

(2)	The individual contract shall be concluded when Party A sends the order data to Party B via email and Party B sends a notice of acceptance to Party A.

(3)	The email addresses used for electronic transactions by Party A and Party B must be those notified in advance by both parties as the contact points for transactions. Party A and Party B must not specify email addresses provided by mobile phone operators for electronic transactions.

Article 3	(Procedures for Changing or Canceling Order Data)

1	Party A and Party B may change or cancel the order data already obtained by Party B by mutual agreement.

2	In the case of canceling or changing the content of the order data as stipulated in the previous paragraph, Party A shall promptly take procedures to cancel or change the initial order data by the designated method.

Article 4	(Effect of Canceling Order Data)

If the order data is canceled as stipulated in the previous Article, the individual contract based on the canceled order data shall be deemed not to have been concluded.

Article 5	(Adoption and Operation of Security Measures)

1	Party A and Party B may separately determine the necessary security measures (hereinafter referred to as “Security Measures”) required for electronic transactions through consultation.

2	Party A and Party B shall each confirm the identity of the data transmitter and the accuracy of the transmitted data based on the Security Measures.

3	Party B shall strive to maintain network security and avoid disruptions by selecting highly reliable and public information routes for the information routes chosen by Party B, such as providers.

Article 6	(Management and Maintenance of Security Measures)

1	Party A and Party B must manage and maintain the components of the Security Measures to ensure their proper implementation based on the Security Measures Rules attached to these Terms (hereinafter referred to as “Security Measures Rules”).

2	Party A and Party B shall each bear responsibility for the operation and management of user IDs and passwords to confirm the identity of the data transmitter and maintain confidentiality based on the Security Measures Rules.

Article 7	(Measures in Case of Disasters)

Party A and Party B may plan emergency measures for the following and related matters in preparation for disasters through consultation:

(1)	Safety measures and evacuation plans for employees in emergencies

(2)	Clarification of command and control systems in emergencies

(3)	Shutdown and recovery procedures for systems in emergencies

(4)	Periodic or occasional training for emergency measures

Article 8	(Measures for General Incidents)

To preserve the network system, Party A and Party B may take the following measures in consultation in the event of unauthorized access to the network system by third parties or virus infection:

(1)	Regular or occasional password changes

(2)	Preservation of access records for PINs and passwords

(3)	Cooperation in tracking and neutralizing hackers and viruses

(4)	System shutdown and vaccine distribution

Article 9	(Damage Prediction and Recovery Plans in Case of Disasters)

1	If it is necessary to predict damage and plan recovery in advance in case of disasters, Party A and Party B shall follow the steps below:

(1)	Damage prediction (extent and duration of damage, scope of perpetrators and victims, estimated damage amount)

(2)	Decision on measures if the cause of the disaster is clear

(3)	Decision on measures if the damage is prolonged

(4)	Allocation of responsibilities and costs for recovery plans and expenses in the preceding items

(5)	Regular evaluation standards and revision of predictions by experts

2	Party A and Party B shall bear the costs for the damage prediction and recovery plans stipulated in the previous paragraph through mutual consultation.

Article 10	(Measures in Case of System Failures)

1	In case of system failures (hereinafter referred to as “System Failures”) due to computer system or communication line failures or other reasons, Party A and Party B shall immediately contact each other and promptly take measures.

2	Party A and Party B shall consult and decide on the method of notifying the other party of orders and other matters until the System Failures are resolved.

3	If there is a reason attributable to one party for damages based on System Failures, that party shall be liable to compensate the other party for the damages. However, the amount and method of payment for damages shall be separately determined through consultation between Party A and Party B.

4	The contact points for System Failures, training methods for measures in case of failures, and specific procedures for measures in case of failures shall be determined between Party A and Party B by the commencement of individual contracts.

Article 11	(Preservation of Transaction Information)

1	In the case of transactions stipulated in Article 2, Paragraph 1, Party A and Party B shall follow the items below regarding the preservation of transaction information:

(1)	Party A shall preserve the order information for individual contracts on electromagnetic recording media.

(2)	Party A shall not falsify the information preserved as per the previous item.

(3)	If there is any doubt about the accuracy of the data between Party A and Party B, the records preserved by Party A shall be relied upon.

(4)	Party B can view the order information preserved by Party A as per the previous item. Party A shall provide necessary cooperation when Party B requests to view the transaction information. However, this does not apply to information submitted by or provided to Party B.

(5)	The preservation period shall be as separately stipulated.

(6)	The costs for preservation shall be borne by Party A.

2	In the case of transactions stipulated in Article 2, Paragraph 2, Party A and Party B shall follow the items below regarding the preservation of transaction information:

(1)	Party A and Party B shall preserve the order information for individual contracts on electromagnetic recording media.

(2)	Party A and Party B shall not falsify the information preserved as per the previous item.

(3)	The preservation period shall be as separately stipulated.

(4)	The costs for preservation shall be borne by Party A and Party B, respectively.

Article 12	(Determination of Payment Amount)

1	Party A shall create acceptance data for the subject matter at the end of each month and provide it to Party B, who shall promptly compare it with its delivery data upon receipt.

2	If there is a discrepancy in the data as a result of the comparison in the previous paragraph, Party B shall immediately notify Party A. The payment amount for transactions with matching data shall be confirmed, and the payment amount for the discrepancies shall be determined through mutual consultation in good faith.

Article 13	(Special Provisions for Subcontractors)

If Party B is a Subcontractor, Party B confirms that it has voluntarily concluded this Agreement with an understanding and agreement to the following items:

(1)	Party B can request not to receive electromagnetic records.

(2)	If Party B makes the request in the previous item, transactions shall be conducted in written form.

(3)	Party A shall not reduce transaction quantities, suspend transactions, or treat Party B unfavorably in terms of transaction conditions or implementation due to Party B’s request in Item 1.

Security Measures Rules

Party B shall recognize that electronic transactions are conducted via the internet and shall pay due attention to security. In particular, care shall be taken to prevent the leakage of user IDs and passwords.

When Party B stops or suspends the use of the EDI server, it shall immediately notify Party A, who shall implement suspension measures. Additionally, Party A and Party B shall comply with the following items:

(1)	Party B can freely change passwords from the web browser.

1.	Party B must change passwords regularly.

2.	Party B shall reconfirm password change information on the login screen.

(2)	Except in emergencies, inquiries about the use of the EDI server from Party B to Party A shall be made through the web browser form.

(3)	The web browser used shall be as specified by Party A, including its version.